January 3, 2005

Employment Agreement

     This Employment Agreement between The Jenex Corporation and Michael A. Jenkins is effective for a two (2) year period beginning January 1, 2005 and ending December 31, 2006.  Mr. Jenkins will serve as Chief Executive Officer and President of the Corporation.  Mr. Jenkins duties and responsibilities will be those commensurate with the title of CEO and President, as specified by the Board of Directors.

     Mr. Jenkins’ compensation for the two-year period will be as follows:

January 1, 2005 through December 31, 2006

$30,000.00CAD/month

     During this two-year contractual period the Board of Directors may attach an addendum to this agreement establishing Incentive Bonuses for completion of specific tasks.

     Mr. Jenkins will be provided with a leased vehicle(lease payment limited to $1000.00CDN/month) and an expense account to cover all expenses necessary to carry out his duties. Mr. Jenkins will be provided with a Health/Dental plan.

     This Agreement is binding on the Corporation and any successor Corporation that may arise through merger, acquisition, or any other type of corporate restructuring.

Signed:

The Jenex Corporation

Michael A. Jenkins

__________________________

________________________

Director

__________________________

Director

Date:

January 3, 2005

940 Sheldon Court, Suite 207, Burlington, Ontario L7L 5K6 Canada

Telephone:  905-632-3830     Fax:  905-632-3774  Email:  jenex@sprint.ca